Filed Pursuant to 424(b)(3)
Registration Statement No. 333-262279

PROSPECTUS SUPPLEMENT NO. 1

(To prospectus dated February 1, 2022)

Up to 39,757,419 Shares of Common Stock

This prospectus supplement no. 1 amends and supplements the prospectus dated February 1, 2022, relating to the offering and resale by the selling stockholders identified in the prospectus of up to 39,757,419 shares of our common stock, par value $0.0001 per share (as supplemented or amended from time to time, the “Prospectus”).

This prospectus supplement incorporates into the Prospectus the information contained herein.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock is listed on the NASDAQ Global Market under the symbol “PRDS.” On February 14, 2022, the last reported sale price of our common stock on the NASDAQ Global Market was $11.27.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 11 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 14, 2022

1 Ongoing First-in-Human Phase 1 Study : Results To date, PBI-0451 has been generally well tolerated over a >20-fold single- and >14-fold multiple-total daily dose range • There have been no treatment or study interruptions or discontinuations reported • No serious adverse events or deaths have been reported • Investigator-reported treatment-emergent adverse events (TEAE) • The majority of TEAEs were considered not or unlikely related to blinded study drug • All TEAEs were assessed as mild in severity, resolved without intervention • Possibly or probably related TEAEs reported in >2 participants were mild and transient • gastrointestinal-related (abdominal bloating, decreased appetite, diarrhea, dyspepsia, flatulence, nausea) • headache 1. Results for SAD, MAD & ritonavir DDI cohorts, data through 01/31/22 Kearney BP., et al. Late-Breaker Poster (#00470) © 2022 Pardes Biosciences, Inc. 19 th presented at the 29 CROI Annual Conference, February 12-16, 22-24, 2022. Virtual Meeting.

Interim Results from Ongoing First-in-Human Phase 1 Study: Good Oral Bioavailability and Dose-Proportional Increases in Exposure Single ascending dose concentration-time profile: PBI-0451 Administered with food (N=8/cohort, suspension) Overall, First-in-Human study PK supports: • Good oral bioavailability and a dose-proportional increases in exposure when administered with food • Evidence for a two-compartment PK profile • No evidence for a clinically significant DDI due to P- gp/CYP3A inhibitor (ritonavir) • Single- to multiple-dose exposure observed accumulation ratios correspond to an estimated effective t of 4 to 6 hours 1/2 Kearney BP., et al. Late-Breaker Poster (#00470) © 2022 Pardes Biosciences, Inc. 20 th presented at the 29 CROI Annual Conference, February 12-16, 22-24, 2022. Virtual Meeting.

Ongoing First-in-Human Phase 1 Study: Interim Results
Multiple Dose Human Pharmacokinetics 700 mg (2 x 350 mg tablets)

PBI-0451 700 mg (2 x 350 mg tablets) x 5 days administered with food (N=8/cohort, Tablets)

PBI-0451 concentration-time profile



Day 1, 0-12 hr
Day 5, 0-12 hr
Day 1, 12-24 hr
Day 3, C_{24}
Day 5, 12-24 hr
5000
1000
100
10
Concentration (ng/mL)
Target PK based on EC_{90}
Target PK based EC_{50}
0
24
48
72
96
120
Mean +/- 95% CI
Hours

0-24 hour PK sampling on Days 1 & 5; C_{24}, trough sample (C_{12}) for the second dose on Day 3

PBI-0451 single and multiple dose pharmacokinetics

Mean (CV%) NCA PK parameter	700 mg (2 × 350 mg) Tablets BID	
	Day 1	Day 5
$AUC_{0\text{-}inf}$ (µg*hr/mL)	17.0 (16)	-
$AUC_{0\text{-}12}$ (µg*hr/ml)	-	17.4 (18)
C_{max} (µg/mL)	3.65 (14)	3.78 (19)
C_{12} (µg/mL)	0.312 (19)	0.404 (14)

$AUC_{0\text{-}inf}$, area under the curve from time zero to infinity (Day 1); $AUC_{0\text{-}12}$, area under the curve over the dosing interval (Day 5); C_{12}, trough concentration at end of the dose interval; CV, coefficient of variation. † PK results from Day 1 and Day 5 of a 10-day dosing regimen.

Target PK values:

- EC_{50} derived: 76.0 ng/mL
- EC_{90} derived: 374 ng/mL
- Derived by applying a 7.25-fold protein binding-shift[1] to $EC_{50/90}$ values (SARS-CoV-2_NLuc assay [Slide 15, *in-vitro* virology, highest values])

Pardes Biosciences

1. comparative equilibrium dialysis method in human serum. Method by Mo H. et al. *J Viral Hepat*. 2011 May;18(5):338-48.

Kearney BP., et al. Late-Breaker Poster (#00470) presented at the 29th CROI Annual Conference, February 12-16, 22-24, 2022. Virtual Meeting.

© 2022 Pardes Biosciences, Inc.

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